Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-8 Registration Statements Number 333-99089, of First Citizens Banc Corp, of our report dated April 29, 2005 with respect to the First Citizens Banc Corp management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this Amended Annual Report on From 10-K/A of First Citizens Banc Corp for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC

Cleveland, Ohio
May 2, 2005